PROMISSORY NOTE

December 7, 2011

US$28,917,300_

FOR VALUE RECEIVED, the undersigned, CHAMPION SHINE TRADING LIMITED, a business company registered in the British Virgin Islands with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands ("CST"), CHAMPION EDUCATION HOLDINGS LIMITED, a business company registered in the British Virgin Islands its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands ("CEH" and together CST, the "Makers"), hereby jointly and severally promise to pay to the order of BERTELSMANN ASIA INVESTMENTS AG, a limited liability company organized under the laws of Switzerland (the "Holder") with its registered address at Dammstrasse 19, CH – 6300 ZUG, S witzerland, on or before November 29, 2014 (the "Maturity Date"), the principal sum of twenty-five million eight-hundred and six thousand six-hundred and seventy-five dollars (U$25,806,675), in lawful money of the United States of America in immediately available funds as set forth below. This Note evidences the Makers' obligation to the Holder for the payment for the purchase of certain securities of China Distance Education Holdings Limited pursuant to that certain Securities Purchase Agreement dated October 26, 2011. The obligation of the Makers with respect to this Note is secured by that certain first priority Deed of Share Charge dated October 26, 2011 executed by the Makers. This Note shall rank in priority to all indebtedness obligations of the Makers now or in the future incurred other than to the Holder.

This Note is non-interest bearing. Payment for all amounts due hereunder shall be made by wire transfer to the following account:

Name:	Bertelsmann Asia Investments AG, Dammstrasse 19, CH – 6300 ZUG, S witzerland
Bank:	UBS Union Bank of Switzerland AG, P. O. Box – CH – 8098 Zurich –Switzerland
SWIFT Code:	UBSWCHZH80A
For credit to:	230-483974.60P
IBAN:	CH27 0023 0230 4839 7460P

The Makers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and the respective dates thereof shall be endorsed by the Holder on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by the Holder in its internal records; provided, however, that the failure of the Holder hereof to make such a notation or any error in such a notation shall not in any manner affect the obligation of the Makers to make payments of principal in accordance with the terms of this Note.

The Makers shall be in default under this Note upon the default in the payment of the principal of this Note when due and payable (the "Event of Default"). Upon the occurrence of the Event of Default:

(a) the entire amount of the Note shall be automatically accelerated and be immediately due and payable;

(b) a default interest at the rate of 10% per annum, compounded weekly, shall accrue on any overdue amount payable under this Note from its due date up to the date of actual payment thereof; and

(c) the Holder shall have all of the rights and remedies provided to the Holder, at law and in equity, by statute or otherwise, and no remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise.

This Note may be prepaid in full or in part at any time before the Maturity Date without any penalty assessed to the Makers. Any prepayment hereof shall be first applied to any amount due at that time, if any, and then to the remaining outstanding principal.

The rights and obligations of the Makers and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. The Makers may not assign their obligations under the Note without the prior written consent of the Holder.

THIS NOTE IS NON-NEGOTIABLE AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF HONG KONG WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

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[Promissory Note Signature Page]

CHAMPION SHINE TRADING LIMITED

By: ______________________
Zhu Zhengdong
Director

CHAMPION EDUCATION HOLDINGS LIMITED

By: ______________________
Zhu Zhengdong
Director